EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Forms S-8 (File No. 333-145791, File No. 333-182046 and File No. 333-204765) and on Forms S-3 (File No. 333-210309, File No. 333-213955, File No. 333-215560 and File No. 333-225609).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 20, 2019